Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated November 21, 2011; Rule 433

Structured Investments	$ Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund due June 3, 2013

General

•	The notes are designed for investors who seek an unleveraged return (with a maximum upside return of at least 33.00%*), or an unleveraged return equal to the absolute value of any depreciation (up to 35.00%), of the iShares® MSCI Emerging Markets Index Fund at maturity, and who anticipate that the closing price of one share of the Fund will not be less than the Initial Share Price by more than 35.00% on any day during the Monitoring Period. Investors should be willing to forgo interest and dividend payments, and, if the closing price of one share of the Fund is less than the Initial Share Price by more than 35.00% on any day during the Monitoring Period, be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing June 3, 2013†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about November 29, 2011 and are expected to settle on or about December 2, 2011.

Key Terms

Fund:	The iShares® MSCI Emerging Markets Index Fund
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	35.00%
Payment at Maturity:

If the Final Share Price is greater than the Initial Share Price, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Fund Return, subject to a Maximum Upside Return of at least 33.00%*. Accordingly, if the Fund Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return), subject to the Maximum Upside Return

*The actual Maximum Upside Return will be set on the pricing date and will not be less than 33.00%. Accordingly, the actual maximum payment at maturity if the Fund Return is positive will not be less than $1,330 per $1,000 principal amount note.

If the Final Share Price is equal to the Initial Share Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will receive at maturity a cash payment that provides you with a return per $1,000 principal amount note equal to the Absolute Fund Return, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Absolute Fund Return)

Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00% on any day during the Monitoring Period, your maximum payment at maturity is $1,350.00 per $1,000 principal amount note.

If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If a Knock-Out Event has occurred and the Final Share Price is less than the Initial Share Price, you will lose some or all of your investment.

Monitoring Period:	The period from but excluding the pricing date to and including the Observation Date
Fund Return:	Final Share Price – Initial Share Price Initial Share Price
Absolute Fund Return:	The absolute value of the Fund Return. For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%.
Initial Share Price:	The closing price of one share of the Fund on the pricing date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I for further information.
Observation Date :	May 29, 2013†
Maturity Date:	June 3, 2013†
CUSIP:	48125VDN7
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” in the accompanying product supplement no. 4-I

Investing in the Dual Directional Knock-Out Buffered Equity Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $30.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $15.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. The actual commission received by JPMS may be less than $3o.00 per $1,000 principal amount note and will depend on market conditions on the pricing date. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $30.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-168 of the accompanying product supplement no. 4-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 21, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	TS-1
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Selected Purchase Considerations

•	CAPPED, UNLEVERAGED APPRECIATION POTENTIAL IF THE FUND RETURN IS POSITIVE — The notes provide the opportunity to earn an unleveraged return equal to any appreciation in the Fund, up to the Maximum Upside Return. The Maximum Upside Return will be set on the pricing date and will not be less than 33.00%, and accordingly, the maximum payment at maturity if the Fund Return is positive will not be less than $1,330 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	POTENTIAL FOR UP TO A 35% RETURN ON THE NOTES EVEN IF THE FUND RETURN IS NEGATIVE — If the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will earn a positive, unleveraged return on the notes equal to the Absolute Fund Return. Because the Absolute Fund Return is based on the absolute value of the change from the Initial Share Price to the Final Share Price, if the Absolute Fund Return is less than 35%, you will earn a positive return on the notes even if the Final Share Price is less than the Initial Share Price. For example, if the Fund Return is -5%, the Absolute Fund Return will equal 5%. Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00% on any day during the Monitoring Period, your maximum payment at maturity is $1,350.00 per $1,000 principal amount note.
•	RETURN LINKED TO THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The return on the notes is linked to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund of iShares, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted Market Capitalization Index that is diversified to measure equity market performance of global emerging markets. Effective May 27, 2010, Israel has been reclassified as a developed market by MSCI Inc. Since that date, Israel is no longer included in the Underlying Index. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Subject to the discussion in that section, and based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The Internal Revenue Service (the “IRS”) or a court may not respect the treatment of the notes described above, however, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	TS-2
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or Underlying Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and the accompanying underlying supplement no 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Fund and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Fund Return is positive or negative. If the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00% on any day during the Monitoring Period, a Knock-Out Event has occurred, and the benefit provided by the Knock-Out Buffer Amount of 35.00% will terminate. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less that the Initial Share Price. Accordingly, you could lose some or all of your initial investment at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED BY THE MAXIMUM UPSIDE RETURN AND THE KNOCK-OUT BUFFER AMOUNT — If the Final Share Price is greater than the Initial Share Price, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Fund, which may be significant. We refer to this predetermined percentage as the Maximum Upside Return, which will be set on the pricing date and will not be less than 33.00%. In addition, if the Final Share Price is less than the Initial Share Price and a Knock-Out Event has not occurred, you will receive at maturity $1,000 plus an additional return equal to the Absolute Fund Return, up to 35.00%. Because a Knock-Out Event will occur if the closing price of one share of the Fund is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00% on any day during the Monitoring Period, your maximum payment at maturity is $1,350.00 per $1,000 principal amount note.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that these hedging activities or other trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.
•	THE BENEFIT PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the closing price of one share of the Fund on any day during the Monitoring Period is less than the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00%, you will at maturity be fully exposed to any depreciation in the Fund. We refer to this feature as a contingent buffer. Under these circumstances, if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the Fund subsequently increases such that the closing price of one share of the Fund is less than the Initial Share Price by not more than the Knock-Out Buffer Amount of 35.00%, or is equal to or greater than the Initial Share Price. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus a return equal to the Fund Return if the Final Share Price is less than the Initial Share Price by up to the Knock-Out Buffer of 35.00% or a return equal to the Fund Return (which will be negative) plus the Knock-Out Buffer Amount of 35.00% at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the equity securities held by the Fund or included in the Underlying Index would have.
JPMorgan Structured Investments —	TS-3
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

•	RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICE OF THE INDEX FUND IS VOLATILE — The likelihood of the closing price of one share of the Fund declining from the Initial Share Price by more than the Knock-Out Buffer Amount of 35.00% on any day during the Monitoring Period, and thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing price of the Fund — the frequency and magnitude of changes in the closing price of the Fund.
•	THERE ARE RISKS ASSOCIATED WITH THE INDEX FUND — Although the Fund’s shares are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	DIFFERENCES BETWEEN THE INDEX FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, its performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.
•	NON-U.S. SECURITIES RISK — The equity securities underlying the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	EMERGING MARKETS RISK — The equity securities underlying the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Any of the foregoing could adversely affect the market value of shares of the Fund and the notes.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Fund, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities denominated in such currencies in the Fund. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the net asset value of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of government surpluses or deficits in issuing countries of such currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of issuing countries of such currencies and the United States and other countries important to international trade and finance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
JPMorgan Structured Investments —	TS-4
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

•	THE ANTI-DILUTION PROTECTION FOR THE INDEX FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	whether a Knock-Out Event has occurred or is expected to occur;
•	the dividend rates on the equity securities underlying the Fund;
•	interest and yield rates in the market generally as well as in the markets of the equity securities held by the Fund;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies in which the equity securities held by the Fund trade and correlation between those rates and the prices of shares of the Fund;
•	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-5
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Fund?

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $38.00 and a Maximum Upside Return of 33.00% and reflect the Knock-Out Buffer Amount of 35.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table, graph and examples have been rounded for ease of analysis.

			Total Return
Final Share Price	Fund Return	Absolute Fund Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)
$68.4000	80.00%	80.00%	33.00%	33.00%
$62.7000	65.00%	65.00%	33.00%	33.00%
$57.0000	50.00%	50.00%	33.00%	33.00%
$53.2000	40.00%	40.00%	33.00%	33.00%
$50.5400	33.00%	33.00%	33.00%	33.00%
$49.4000	30.00%	30.00%	30.00%	30.00%
$47.5000	25.00%	25.00%	25.00%	25.00%
$45.6000	20.00%	20.00%	20.00%	20.00%
$41.8000	10.00%	10.00%	10.00%	10.00%
$39.9000	5.00%	5.00%	5.00%	5.00%
$38.9500	2.50%	2.50%	2.50%	2.50%
$38.3800	1.00%	1.00%	1.00%	1.00%
$38.0000	0.00%	0.00%	0.00%	0.00%
$37.6200	-1.00%	1.00%	1.00%	-1.00%
$36.1000	-5.00%	5.00%	5.00%	-5.00%
$34.2000	-10.00%	10.00%	10.00%	-10.00%
$30.4000	-20.00%	20.00%	20.00%	-20.00%
$26.6000	-30.00%	30.00%	30.00%	-30.00%
$24.7000	-35.00%	35.00%	35.00%	-35.00%
$24.6962	-35.01%	35.01%	N/A	-35.01%
$22.8000	-40.00%	40.00%	N/A	-40.00%
$19.0000	-50.00%	50.00%	N/A	-50.00%
$15.2000	-60.00%	60.00%	N/A	-60.00%
$11.4000	-70.00%	70.00%	N/A	-70.00%
$7.6000	-80.00%	80.00%	N/A	-80.00%
$3.8000	-90.00%	90.00%	N/A	-90.00%
$0.0000	-100.00%	100.00%	N/A	-100.00%

(1) The closing price of one share of the Fund is greater than or equal to $24.70 (65% of the hypothetical Initial Share Price) on each day during the Monitoring Period.

(2) The closing price of one share of the Fund is less than $24.70 (65% of the hypothetical Initial Share Price) on at least one day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page and the graph above are calculated.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $38.00 to a Final Share Price of $39.90. Because the Final Share Price of $39.90 is greater than the Initial Share Price of $38.00 and the Fund Return of 5% does not exceed the hypothetical Maximum Upside Return of 33.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

JPMorgan Structured Investments —	TS-6
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Example 2: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $38.00 to a Final Share Price of $36.10. Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 3: A Knock-Out Event has occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $38.00 to a Final Share Price of $34.20. Because a Knock-Out Event has occurred and the Fund Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 4: The closing price of one share of the Fund increases from the Initial Share Price of $38.00 to a Final Share Price of $53.20. Because the Final Share Price of $53.20 is greater than the Initial Share Price of $38.00 and the Fund Return of 40% exceeds the hypothetical Maximum Upside Return of 33.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,330 per $1,000 principal amount note, the hypothetical maximum payment at maturity if the Fund Return is positive.

Example 5: A Knock-Out Event has not occurred, and the closing price of one share of the Fund decreases from the Initial Share Price of $38.00 to a Final Share Price of $24.70. Although the Fund Return is negative, because a Knock-Out Event has not occurred and the Absolute Fund Return is 35.00%, the investor receives a payment at maturity of $1,350 per $1,000 principal amount note, the maximum payment at maturity, calculated as follows:

$1,000 + ($1,000 × 35%) = $1,350

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-7
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly historical closing price of one share of the Fund from January 6, 2006 through November 18, 2011. The closing price of one share of the Fund on November 18, 2011 was $38.53.

We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical prices set forth in the graph below have been adjusted for 3-for-1 stock splits that were paid on July 24, 2008. The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the pricing date, the Observation Date or any day during the Monitoring Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your initial investment.

JPMorgan Structured Investments —	TS-8
Dual Directional Knock-Out Buffered Equity Notes Linked to the iShares® MSCI Emerging Markets Index Fund